Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-3 (Registration No. 333-215616) of Atlantic Capital Bancshares, Inc. of our report dated March 12, 2015 on the consolidated financial statements of First Security Group, Inc. which are included in the Annual Report on Form 10-K of First Security Group, Inc.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Franklin, Tennessee
August 15, 2017